Exhibit 10.1
MERCANTILE TRUST & SAVINGS BANK
Executive Employee Salary Continuation Agreement
SECOND AMENDMENT
TO THE
MERCANTILE TRUST & SAVINGS BANK
EXECUTIVE EMPLOYEE SALARY CONTINUATION AGREEMENT
DATED DECEMBER 8, 1994
AND AMENDED APRIL 26, 2004
FOR
DAN S. DUGAN
     THIS SECOND AMENDMENT is adopted this 29th day of December, 2006, effective as of January 1, 2005, by and between Mercantile Trust & Savings Bank, an Illinois corporation (the “Company”), and Dan S. Dugan (the “Participant”).
     The Company and Participant executed the Executive Employee Salary Continuation Agreement effective as of December 8, 1994, and executed a First Amendment on April 26, 2004 (the “Agreement”).
     The undersigned hereby amend the Agreement for the purpose of bringing the Agreement into compliance with Section 409A of the Internal Revenue Code. Therefore, the following changes shall be made:
     The following Section G.1 shall be added to the Agreement immediately following Section G of Article 1:
     G.1 Specified Employee — “Specified Employee” shall mean a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Company if any stock of the Company is publicly traded on an established securities market or otherwise, as determined by the Plan Administrator based on the twelve (12) month period ending each December 31 (the “identification period”). If the Participant is determined to be a Specified Employee for an identification period, the Participant shall be treated as a Specified Employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of the fourth month following the close of the identification period.
     Section H of Article 1 of the Agreement shall be deleted in its entirety and replaced by the following:
     H. Termination of Employment — “Termination of Employment” shall mean the termination of the Participant’s employment with the Company for reasons other than death. Whether a Termination of Employment takes place is determined in accordance with the requirements of Code Section 409A and related Treasury guidance or Regulations based on the facts and circumstances surrounding the termination of the Participant’s employment and whether the Company and the Participant intended for the Participant to provide significant

MERCANTILE TRUST & SAVINGS BANK
Executive Employee Salary Continuation Agreement
services for the Company following such termination. A Termination of Employment will not have occurred if:
(a)	the Participant continues to provide services as an employee of the Company at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three (3) full calendar years of employment (or, if employed less than three (3) years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three (3) full calendar years of employment (or, if less, such lesser period), or

(b)	the Participant continues to provide services to the Company in a capacity other than as an employee of the Company at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three (3) full calendar years of employment (or if employed less than three (3) years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three (3) full calendar years of employment (or if less, such lesser period).
The Participant’s employment relationship will be treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave of absence does not exceed six (6) months, or if longer, so long as the Participant’s right to reemployment with the Company is provided either by statute or by contract. If the period of leave exceeds six (6) months and there is no right to reemployment, a Termination of Employment will be deemed to have occurred as of the first date immediately following such six (6) month period.
     Section 3.1 of the Agreement shall be deleted in its entirety and replaced by the following:
     3.1 Payment of Normal Benefit. The Company shall pay to the Participant the sum of One Hundred Seventy-One Thousand Five Hundred Dollars and 00/100 ($171,500.00) per year, payable in monthly installments of Fourteen Thousand Two Hundred Ninety One and 66/100 Dollars ($14,291.66) each, commencing on March 1, 2007 and continuing on the first day of each month thereafter for the life of the Participant, but in any event until a minimum of one hundred eighty (180) total monthly payments are made to the Participant or the Participant’s beneficiary per Section 3.5(b).
     Sections 3.2, 3.3, 3.4(a), 3.4(b) and 3.4(c) of the Agreement shall be deleted in their entirety.

MERCANTILE TRUST & SAVINGS BANK
Executive Employee Salary Continuation Agreement
     The following Sections 3.7, 3.8 and 3.9 shall be added to the Agreement immediately following Section 3.6:
     3.7 Restriction on Timing of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Participant is considered a Specified Employee at Termination of Employment, the provisions of this Section 3.7 shall govern all distributions hereunder. Benefit distributions that are made due to a Termination of Employment occurring while the Participant is a Specified Employee shall not be made during the first six (6) months following Termination of Employment. Rather, any distribution which would otherwise be paid to the Participant during such period shall be accumulated and paid to the Participant in a lump sum on the first day of the seventh month following the Termination of Employment. All subsequent distributions shall be paid in the manner specified.
     3.8 Distributions Upon Income Inclusion Under Section 409A of the Code. If any amount is required to be included in income by the Participant prior to receipt due to a failure of this Agreement to meet the requirements of Code Section 409A, the Participant may petition the plan administrator for a distribution of that portion of the amount the Company has accrued with respect to the Company’s obligations hereunder that is required to be included in the Participant’s income. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Company shall distribute to the Participant immediately available funds in an amount equal to the portion of the amount the Company has accrued with respect to the Company’s obligations hereunder required to be included in income as a result of the failure of this Agreement to meet the requirements of Code Section 409A, within ninety (90) days of the date when the Participant’s petition is granted. Such a distribution shall affect and reduce the Participant’s benefits to be paid under this Agreement.
     3.9 Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:
(a)	may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A and the regulations thereunder;

(b)	must, for benefits distributable under Section 3.1, be made at least twelve (12) months prior to the first scheduled distribution;

(c)	must, for benefits distributable under Sections 3.1 and 3.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(d)	must take effect not less than twelve (12) months after the election is made.

MERCANTILE TRUST & SAVINGS BANK
Executive Employee Salary Continuation Agreement
     Article 11 of the Agreement shall be deleted in its entirety and replaced by the following:
     11. Amendment and Termination.
     11.1 Amendments. The Company may amend this Agreement unilaterally by written action.
     11.2 Plan Termination Generally. The Company may terminate this Agreement unilaterally by written action. The benefit hereunder shall be the amount the Company has accrued with respect to the Company’s obligations hereunder as of the date the Agreement is terminated. Except as provided in Section 11.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, after such termination benefit distributions will be made at the earliest distribution event permitted under Article 3.
     11.3 Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 11.2, if this Agreement terminates in the following circumstances:
(a)	Within thirty (30) days before or twelve (12) months after a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as described in Section 409A(2)(A)(v) of the Code, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Company’s arrangements which are substantially similar to the Agreement are terminated so the Participant and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the such terminations;

(b)	Upon the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Participant’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)	Upon the Company’s termination of this and all other non-account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Company does not adopt any new non-account balance plans for a minimum of five (5) years following the date of such termination;

MERCANTILE TRUST & SAVINGS BANK
Executive Employee Salary Continuation Agreement
the Company may distribute the amount the Company has accrued with respect to the Company’s obligations hereunder, determined as of the date of the termination of the Agreement, to the Participant in a lump sum subject to the above terms.
     The following Article 17 shall be added to the Agreement immediately following Article 16:
17.	Compliance with Code Section 409A. This Agreement shall be interpreted and administered consistent with Code Section 409A.
     IN WITNESS OF THE ABOVE, the Company and the Participant hereby consent to this Second Amendment.

Participant:	Mercantile Trust & Savings Bank

/s/ Dan S. Dugan Dan S. Dugan	By: Title:	/s/ Ted T. Awerkamp President